EXHIBIT INDEX



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Exhibit No.     Description                                  Page
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99.1            Press release announcing the expansion
                of the board of directors to seven
                members.........................................5
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                          EXHIBIT 99.1

             REALTY INCOME DECLARES MONTHLY DIVIDEND
             AND EXPANDS BOARD OF DIRECTORS TO SEVEN

ESCONDIDO, CALIFORNIA, JULY 16, 1996...Realty Income Corporation (Realty Income) (NYSE: O) today announced that its board of directors has declared a dividend of $.15-1/2 per share, payable on August 15, 1996, to stockholders of record as of August 1, 1996. The dividend represents an annualized rate of $1.86 per share. The company continues its policy of declaring dividends on a monthly, not quarterly, basis.

New Directors Appointed
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Realty Income also announced the expansion of the Company's board to seven members. The new directors are Richard J. VanDerhoff, President and Chief Operating Officer of Realty Income
Corporation, and Willard H. Smith, formerly a managing director of Merrill Lynch & Co.

Mr. VanDerhoff, 42, has been President and Chief Operating Officer of Realty Income since November 1994, and had been an officer of the Company since 1987. From April 1987 to November 1994, he served as general counsel of the Company. Prior to 1987, he was in private law practice specializing in real property and business law (1980 - 1984) and was employed as Vice President, General Counsel and Secretary of FNCO Corporation, an owner and operator of community newspaper companies located throughout the midwest United States. Mr. VanDerhoff graduated from Jacksonville University, B.S., and the University of San Diego School of Law.

Mr. Smith, 59, was the Managing Director, Equity Capital Markets Division, of Merrill Lynch & Co. from 1983 until his recent retirement. Prior to joining Merrill Lynch in 1979, he was employed by F. Eberstadt & Co. (1971 - 1979). Mr. Smith serves on the board of directors of three investment companies: Cohen & Steers Realty Shares; Cohen & Steers Realty Income Fund; and Cohen & Steers Total Return Realty Fund. Additionally, he is a member of the board of directors of Essex Property Trust and Highwoods Property Trust, two NYSE listed real estate investment trusts.

Realty Income is a self-managed, fully integrated real estate investment trust that owns and actively manages a portfolio of 692 commercial properties in 42 states, consisting primarily of freestanding, single-tenant retail properties. The company provides expansion capital to major retail chain store operators by acquiring, then leasing back, their retail store locations.

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Note to Editors:
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Realty Income press releases are available at no charge through
PR Newswire's Company News On Call fax service. For a menu of available Realty Income press releases or to retrieve a specific release, call 800-758-5804, ext. 746650, or
http://www.prnewswire.com on the Internet.

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